Exhibit 7.1
Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

We have read Item 4.01 of Form 8-K dated December 23, 2024 of HomeTrust Bancshares, Inc. and are in agreement with the statements contained therein with respect to our firm. We have no basis to agree or disagree with the other statements of the registrant contained therein.

/s/ Forvis Mazars, LLP

Atlanta, GA
December 23, 2024